Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc.
415/956-4477
www.bei-tech.com

BEI TECHNOLOGIES REPORTS FISCAL 2004 SECOND QUARTER RESULTS;
RECORD QUARTER REVENUES AND EARNINGS

     SAN FRANCISCO, CA, April 28, 2004 – BEI Technologies, Inc. (Nasdaq: BEIQ) reported that for the fiscal 2004 second quarter ended April 3, 2004, earnings were $3.5 million or $0.24 per share, compared with an after tax net loss of $0.3 million, or $0.02 per share, in the fiscal 2003 second quarter. Net sales for the quarter increased to $73.5 million compared with $54.7 million in the 2003 second quarter, according to Charles Crocker, chairman and chief executive officer.

Automotive sales increased to $44.4 million compared with $31.1 million in the same quarter last year primarily as a result of increased sensor module shipments to our largest customer. The remainder of the quarterly sales increase was in industrial product sales due mostly to increased actuator shipments to the semiconductor capital equipment market and quartz commercial aviation products.

Gross margin for the quarter was 25.3% versus 23.3% for the same quarter last year, which primarily reflects increased industrial sales which had a favorable impact on the gross margin. Also, approximately 1% of the quarter’s gross margin increase was the negotiated recovery from two vendors of previously expensed scrap costs. Selling, general and administrative spending increased to $9.6 million from second quarter 2003 spending of $8.7 million due primarily to a $0.8 million write down of impaired leasehold improvements at our Tustin operation due to a pending product line asset sale, which we expect to be completed in the third quarter of fiscal 2004. Selling, general and administrative expense as a percentage of net sales decreased to 13.0% from 15.9% in the fiscal 2003 second quarter. Research and development spending decreased from $4.3 million in the same quarter last year to $3.4 million in the most recent quarter primarily due to reduced silicon gyro effort.

Cash inflow for the quarter was $4.5 million, enhanced by increased business activity with increased trade payables at quarter end. We ended the quarter with a cash balance of $10.1 million and no usage under our line of credit. Purchase of property, plant and equipment was $2.5 million.

Crocker stated, “We are pleased with the revenue growth and margin improvement in the quarter. Shipments during the quarter of 935,000 GyroChip sensors to automotive customers for stability control systems is a record. We continue to build capacity to support future growth and to run our production lines at a more effective operational level. We are encouraged by the increase of our industrial business but continue to be cautious regarding the second half of fiscal 2004.”

SIX MONTH RESULTS
For the six month period ended April 3, 2004, BEI reported consolidated after tax net income of $5.5 million, or $0.38 per share, versus $2.7 million, or $0.19 per share, in the comparable period of fiscal 2003. Prior year six month results included $0.24 in earnings from a settlement of litigation with the Army in the net amount of $5.4 million. Sales in the six month period ended April 3, 2004 were $142.3 million, compared to $101.8 million reported in the comparable period of the prior year. Increased sales to automotive customers accounted for the majority of the increase, with industrial sales also increasing.

Selling, general and administrative spending for the six month period ended April 3, 2004 was $17.9 million, slightly above the previous year spending of $17.3 million. Research and development spending year to date decreased to $6.7 million from $8.2 million in the prior year period as a result of reduced spending on silicon product development.

Crocker concluded, “The North American stability control market trend continues favorable as evidenced in an April 23, 2004 press release by the Electronic Stability Control Coalition highlighting the addition of stability control to Consumer Reports list of top automotive safety features. Our commitment to our largest customer to increase capacity to 4.0 — 4.5 million units continues on target to be completed by the end of the calendar year. Our third fiscal quarter will include a significant move of our Kimco manufacturing facility to Mexico and Kimco’s move to a smaller, more cost effective administrative facility in Vista, California. We continue to monitor industrial capacity utilization and general economic activity. Although we do not anticipate maintaining the record revenue and net income progress achieved in the second quarter, given a stable economy, we could achieve a record year.”

About BEI Technologies:

BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, optical encoders and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to fiscal 2004 except for a decrease in production in fiscal 2002 due to increased competition. The Company has transitioned to its next generation of automotive inertial quartz based sensor products, remotely mounted multi-sensor clusters with CAN Bus and a multi-rate sensor package suitable for incorporation into electronic systems modules. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, pressure sensors and other devices used in transportation systems.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to future timely development, acceptance and pricing of new products; potential impact of competitive products and their price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers and strategic partners, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2003.

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BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	April 3,
	2004	September 27,
	(Unaudited)	2003 *
ASSETS
Cash and cash equivalents	$10,124	$9,211
Restricted investments	4,224	5,185
Trade receivables, net	37,646	37,271
Inventories, net	26,121	24,190
Other current assets	13,859	12,915

Total current assets	91,974	88,772
Property, plant and equipment, net	37,480	37,123
Acquired technology	315	542
Goodwill	1,612	1,612
Other assets, net	5,368	5,404

	$136,749	$133,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$24,812	$15,680
Accrued expenses and other liabilities	25,691	27,503
Income tax payable	—	689
Current portion of long-term debt	7,256	7,117

Total current liabilities	57,759	50,989
Long-term debt, less current portion	10,721	17,494
Other liabilities	3,380	6,329
Stockholders’ equity	64,889	58,641

	$136,749	$133,453

* Based on audited information included on Form 10-K for fiscal year ended September 27, 2003

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)
Unaudited

	Quarter Ended		Six Months Ended
	April 3,	March 29,	April 3,	March 29,
	2004	2003	2004	2003
Net sales	$73,531	$54,715	$142,336	$101,803
Cost of sales	54,963	41,958	108,621	76,731

	18,568	12,757	33,715	25,072
Selling, general and administrative expenses	9,560	8,694	17,888	17,298
Research, development and related expenses	3,390	4,271	6,650	8,222

Income (loss) from operations	5,618	(208)	9,177	(448)
Other income	291	184	281	5,627
Interest expense	(353)	(488)	(721)	(1,010)

Income (loss) before taxes	5,556	(512)	8,737	4,169
Provision (benefit) for income taxes	2,052	(191)	3,230	1,517

Net income (loss)	$3,504	$(321)	$5,507	$2,652

BASIC EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.25	$(0.02)	$0.39	$0.19

Weighted average shares outstanding	14,295	14,137	14,259	14,120

DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
Net income (loss) per common and common equivalent share	$0.24	$(0.02)	$0.38	$0.19

Weighted average shares outstanding	14,610	14,137	14,572	14,254

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited

	Quarter Ended		Six Months Ended
	April 3,	March 29,	April 3,	March 29,
	2004	2003	2004	2003
Net income (loss)	$3,504	$(321)	$5,507	$2,652
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,951	2,572	5,550	5,163
Other	1,529	4,360	1,805	(202)

Net cash provided by operating activities	7,984	6,611	12,862	7,613
Net cash used by investing activities	(2,361)	(4,304)	(4,476)	(6,619)
Net cash used by financing activities	(1,149)	(1,277)	(7,473)	(1,415)

Net increase (decrease) in cash and cash equivalents	4,474	1,030	913	(421)
Cash and cash equivalents at beginning of period	5,650	2,967	9,211	4,418

Cash and cash equivalents at end of period	$10,124	$3,997	$10,124	$3,997

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